Exhibit 23.1

Kost Forer Gabbay & Kasierer Menachem Begin 144, Tel-Aviv 6492102, Israel	Tel: +972-3-6232525 Fax: +972-2-5622555 ey.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Post-Effective Amendment to the Registration Statements (Form S-8)  pertaining to the 2014 Incentive Compensation Plan of Lifeward Ltd. of our report dated March 7, 2025, with respect to the consolidated financial statements of Lifeward Ltd. and its subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/S/ KOST, FORER, GABBAY & KASIERER
KOST, FORER, GABBAY & KASIERER
A Member of EY Global

Tel Aviv, Israel
August 25, 2025